Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports Third Quarter Results

•	Revenues of $82.2 million and net income per unit of $0.32

•	Distributable cash flow of $104.6 million, including $46.0 million received from OCI Wyoming

•	Distribution of $0.55 per unit

•	Reaffirms 2013 guidance ranges issued in August

HOUSTON, November 5, 2013 – Natural Resource Partners L.P. (NYSE:NRP) today reported revenues of $82.2 million for the third quarter of 2013 compared to $94.2 million for the third quarter of 2012 and distributable cash flow, a non-GAAP measure, of $104.6 million compared to $78.1 million for the third quarter of 2012. Net income per unit was $0.32 in the third quarter of 2013 versus $0.48 per unit in the third quarter of 2012. Reconciliations of all non-GAAP measures are included in the tables at the end of the release.

“Our diversification both within and outside of the coal business has helped temper the declines in both production and price of our Central Appalachian coal,” said Nick Carter, President and Chief Operating Officer. “In the third quarter NRP experienced increases in our Illinois Basin coal royalties and aggregates and oil and gas revenues in addition to the income stream from our OCI Wyoming soda ash business, resulting in revenues and earnings in line with our updated guidance issued in August.”

NRP Reports 3Q 2013 Results	Page 2 of 10

Third Quarter 2013 compared to Third Quarter 2012

	Quarter Ended			For the Nine Months Ended
	September	September	%	September	September	%
	2013	2012	Change	2013	2012	Change
Highlights	(in thousands except per unit and per ton)			(in thousands except per unit and per ton)
Revenues
Total revenues and other income	$82,237	$94,175	-13%	$263,373	$276,711	-5%
Coal production (tons)	13,476	13,340	1%	42,203	37,437	13%
Coal royalty revenues	$52,305	$70,259	-26%	$164,957	$193,053	-15%
Average coal royalty revenue per ton	$3.88	$5.27	-26%	$3.91	$5.16	-24%
Revenues other than coal royalties	$29,932	$23,916	25%	$98,416	$83,658	18%
Operating Expenses	$30,613	$28,532	7%	$93,889	$82,752	13%
Net income
Net income to limited partners	$35,403	$50,961	-31%	$122,595	$150,183	-18%
Net income per unit	$0.32	$0.48	-33%	$1.12	$1.42	-21%
Average units outstanding	109,812	106,028	4%	109,507	106,028	3%
Distributable cash flow(1)	$104,613	$78,122	34%	$239,748	$211,318	13%

(1)	See Non-GAAP reconciliation

Revenues

Third quarter 2013 total revenues decreased from the same period of 2012 due to a decrease in coal royalty revenues. Coal royalty revenues decreased 26% from 2012 to $52.3 million due primarily to decreases in prices for both metallurgical and steam coal. Coal production volumes increased slightly to 13.5 million tons, while average coal royalty revenue per ton decreased 26% to $3.88 per ton. The production increase was largely due to higher production from mines with lower prices, which offset decreased Central Appalachian production. Metallurgical coal represented 32% of coal production and 42% of coal royalty revenues for the third quarter 2013.

NRP benefitted from its diversification into other asset classes, as revenues other than coal royalty revenues increased approximately 25% in the third quarter 2013 over the third quarter 2012. The increase was primarily due to revenues associated with our OCI Wyoming soda ash business, as well as increases in aggregates and oil and gas revenues. These increases more than offset the slight decreases experienced in infrastructure revenues, which are primarily coal-related. In addition, NRP recorded a gain on the sale of a preparation plant in the third quarter of 2012. Excluding that one time gain, revenues other than coal royalty revenues increased 56% over the third quarter of 2012.

NRP Reports 3Q 2013 Results	Page 3 of 10

Operating Expenses

Total operating expenses increased mainly due to increased depreciation, depletion and amortization resulting from production from higher cost properties.

Net Income

Net income and net income per unit decreased in the third quarter of 2013 compared to the 2012 period. In addition to lower revenues and higher expenses, which were predominantly non-cash, a small portion of the decrease was due to an increase in the number of units outstanding in 2013 versus the same quarter in 2012.

Distributable Cash Flow

Distributable cash flow increased due to cash distributions received from OCI Wyoming, which offset other declines.

Third Quarter 2013 compared to Second Quarter 2013

	Quarter Ended
	September 2013	June 2013	% Change
Highlights	(in thousands, except per ton and per unit)
Total revenues and other income	$82,237	$86,804	-5%
Coal production (tons)	13,476	14,894	-10%
Coal royalty revenues	$52,305	$58,210	-10%
Average coal royalty revenue per ton	$3.88	$3.91	-1%
Revenues other than coal royalty	$29,932	$28,594	5%
Operating expenses	$30,613	$31,472	-3%
Net income to limited partners	$35,403	$40,244	-12%
Net income per unit	$0.32	$0.37	-14%
Average units outstanding	109,812	109,812	0%
Distributable cash flow(1)	$104,613	$90,650	15%

(1)	See Non-GAAP reconciliation

Revenues

Total revenues for the third quarter decreased from the second quarter due to decreased coal production partially offset by improvements in revenues other than coal royalty revenues.

Operating Expenses

Operating expenses were slightly less than the second quarter due to lower general and administrative expenses.

Net Income

Net income and net income per unit decreased in the third quarter from the previous quarter due to lower revenues and increased interest expense.

NRP Reports 3Q 2013 Results	Page 4 of 10

Distributable Cash Flow

Distributable cash flow increased $14.0 million in the third quarter mainly due to distributions received from OCI Wyoming that more than offset the lower revenues.

Acquisitions and Liquidity

Through the third quarter 2013, NRP has invested approximately $330 million in acquisitions and has committed to pay approximately $35.5 million to acquire additional oil and gas assets in the Bakken/Three Forks play, all in an effort to diversify its revenues.

In the third quarter, NRP issued $300 million of senior notes and used the net proceeds from the offering to repay $198 million in borrowings under its the credit facility and pay down a portion of the term loan incurred in connection with the OCI Wyoming acquisition.

At the end of the third quarter, NRP’s liquidity was approximately $408 million, consisting of $100 million in cash and $308 million available under its credit facilities.

Distributions

As reported on October 22, 2013, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit for the third quarter 2013 to be paid on November 14, 2013 to unitholders of record on November 5, 2013.

Market Outlook and Guidance

The thermal coal market continues to be weak. NRP believes that over the next quarter it will be getting some clarity for 2014 and beyond as current contracts roll over or off. The metallurgical coal market is gradually improving off of its recent low, with the recent benchmark price of $152 per metric ton being $7 per metric ton above the benchmark price for the prior quarter. The metallurgical coal recovery will not be a rapid one, but the global demand for steel continues to increase, and due to NRP’s large exposure to metallurgical coal, particularly from Central Appalachia, NRP will benefit as the market steadily improves.

NRP continues to believe that the partnership’s diversification efforts will help to dampen the impact of the weaker coal markets. NRP’s 2013 guidance issued in August reflected the impact of the weaker coal markets and NRP still believes that its 2013 results will be within the previously issued ranges.

NRP Reports 3Q 2013 Results	Page 5 of 10

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations plus any proceeds from the sale of assets plus the return on direct financing lease and contractual overrides shown in the cash flows from investing activities section of the cash flow statement. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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-Financial statements follow-

NRP Reports 3Q 2013 Results	Page 6 of 10

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$2,882	$3,300	$12,008	$10,996
Central	25,270	39,404	81,861	119,880
Southern	5,571	9,672	20,623	20,694

Total Appalachia	$33,723	$52,376	$114,492	$151,570
Illinois Basin	15,364	13,205	40,864	34,886
Northern Powder River Basin	2,279	4,493	6,703	6,264
Gulf Coast Lignite	939	185	2,898	333

Total	$52,305	$70,259	$164,957	$193,053

Coal royalty production (tons):
Appalachia
Northern	2,779	1,814	10,051	5,866
Central	5,116	6,590	16,062	19,632
Southern	921	1,159	3,188	2,547

Total Appalachia	8,816	9,563	29,301	28,045
Illinois Basin	3,635	2,907	9,541	7,908
Northern Powder River Basin	735	853	2,499	1,447
Gulf Coast Lignite	290	17	862	37

Total	13,476	13,340	42,203	37,437

Average royalty revenue per ton:
Appalachia
Northern	$1.04	$1.82	$1.19	$1.87
Central	4.94	5.98	5.10	6.11
Southern	6.05	8.35	6.47	8.12
Total Appalachia	3.83	5.48	3.91	5.40
Illinois Basin	4.23	4.54	4.28	4.41
Northern Powder River Basin	3.10	5.27	2.68	4.33
Gulf Coast Lignite	3.24	10.88	3.36	9.00
Combined average royalty revenue per ton	$3.88	$5.27	$3.91	$5.16
Aggregates:
Royalty revenues	$1,996	$1,643	$5,299	$5,061
Aggregate royalty bonus	570	—	570	—
Production	1,767	1,239	4,246	4,053
Average base royalty per ton	$1.13	$1.33	$1.25	$1.25
Oil and gas:
Revenues	$3,886	$1,246	$9,742	$6,712
Investment in OCI Wyoming:
Equity and other unconsolidated investment earnings	$7,238	$—	$22,168	$—
Cash distributions received	46,006	—	72,946	—

NRP Reports 3Q 2013 Results	Page 7 of 10

Natural Resource Partners L.P.

Consolidated Statements of Comprehensive Income

(in thousands, except per unit data)

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues and other income:
Coal royalties	$52,305	$70,259	$164,957	$193,053
Equity and other unconsolidated investment income	7,238	—	22,168	—
Aggregate royalties	2,566	1,643	5,869	5,061
Processing fees	1,377	1,641	3,886	6,905
Transportation fees	4,742	5,007	13,499	14,361
Oil and gas royalties	3,886	1,246	9,742	6,712
Property taxes	4,009	3,602	11,805	11,421
Minimums recognized as revenue	998	1,096	6,425	13,748
Override royalties	2,927	3,359	11,011	11,998
Other	2,189	6,322	14,011	13,452

Total revenues and other income	82,237	94,175	263,373	276,711
Operating expenses:
Depreciation, depletion and amortization	17,852	14,485	50,025	42,066
Asset impairments	—	—	734	—
General and administrative	7,305	8,225	27,769	24,204
Property, franchise and other taxes	4,234	4,853	12,810	13,640
Lease operating expenses	483	—	483	—
Transportation costs	455	446	1,242	1,446
Coal royalty and override payments	284	523	826	1,396

Total operating expenses	30,613	28,532	93,889	82,752

Income from operations	51,624	65,643	169,484	193,959
Other income (expense)				—
Interest expense	(15,516)	(13,677)	(44,619)	(40,815)
Interest income	18	35	232	104

Income before non-controlling interest	$36,126	$52,001	$125,097	$153,248

Non-controlling interest	—	—	—	—

Net income	$36,126	$52,001	$125,097	$153,248

Net income attributable to:
General partner	$723	$1,040	$2,502	$3,065

Limited partners	$35,403	$50,961	$122,595	$150,183

Basic and diluted net income per limited partner unit:	$0.32	$0.48	$1.12	$1.42

Weighted average number of units outstanding:	109,812	106,028	109,507	106,028

Comprehensive income	$36,167	$52,015	$125,243	$153,285

NRP Reports 3Q 2013 Results	Page 8 of 10

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$36,126	$52,001	$125,097	$153,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	17,852	14,485	50,025	42,066
Gain on reserve swap	—	—	(8,149)	—
Equity and other unconsolidated investment income	(7,238)	—	(22,168)	—
Distributions from unconsolidated investments	7,951	—	24,113	—
Non-cash interest charge, net	899	153	1,454	453
Gain on sale of assets	(401)	(4,715)	(551)	(8,823)
Asset impairment	—	—	734	—
Change in operating assets and liabilities:
Accounts receivable	5,227	(5,185)	9,477	666
Other assets	3,849	345	864	369
Accounts payable and accrued liabilities	571	493	792	1,055
Accrued interest	(2,022)	(2,613)	(2,598)	(2,771)
Deferred revenue	3,380	5,316	13,331	11,867
Accrued incentive plan expenses	1,139	1,717	(80)	(3,544)
Property, franchise and other taxes payable	(1,467)	(132)	(2,826)	(714)

Net cash provided by operating activities:	65,866	61,865	189,515	193,872

Cash flows from investing activities:
Acquisition of land and mineral rights	(38,303)	(40,010)	(38,303)	(134,463)
Acquisition or construction of plant and equipment	—	(189)	—	(681)
Acquisition of equity interests	(98)	—	(293,077)	—
Distributions from unconsolidated investments	38,056	—	48,833	—
Proceeds from sale of assets	405	14,762	559	15,047
Return on direct financing lease and contractual override	286	1,495	841	2,399
Investment in direct financing lease	—	—	—	(59,009)

Net cash used in investing activities	346	(23,942)	(281,147)	(176,707)

Cash flows from financing activities:
Proceeds from loans	304,020	30,000	547,020	103,000
Repayment of loans	(306,692)	(7,692)	(386,230)	(30,800)
Deferred financing costs	(7,440)	—	(9,061)	—
Proceeds from issuance of common units	—	—	75,000	—
Capital contribution by general partner	—	—	1,531	—
Costs associated with equity transactions	—	(59)	(60)	(59)
Repayment of obligation related to acquisitions	—	—		(500)
Distributions to partners	(61,629)	(59,727)	(186,317)	(181,309)

Net cash provided by (used in) financing activities	(71,741)	(37,478)	41,883	(109,668)

Net (decrease) in cash and cash equivalents	(5,529)	445	(49,749)	(92,503)
Cash and cash equivalents at beginning of period	105,204	121,974	149,424	214,922

Cash and cash equivalents at end of period	$99,675	$122,419	$99,675	$122,419

Supplemental cash flow information:
Cash paid during the period for interest	$16,631	$16,137	$45,716	$43,113

NRP Reports 3Q 2013 Results	Page 9 of 10

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	September 30	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$99,675	$149,424
Accounts receivable, net of allowance for doubtful accounts	30,639	35,116
Accounts receivable—affiliates	8,550	10,613
Other	281	1,042

Total current assets	139,145	196,195
Land	24,340	24,340
Plant and equipment, net	27,703	32,401
Mineral rights, net	1,382,864	1,380,473
Intangible assets, net	68,110	70,766
Equity and other unconsolidated investments	242,407	—
Loan financing costs, net	11,936	4,291
Long-term contracts receivable—affiliate	53,603	55,576
Other assets, net	527	630

Total assets	$1,950,635	$1,764,672

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$6,032	$3,693
Accounts payable—affiliates	727	957
Current portion of long-term debt	56,175	87,230
Accrued incentive plan expenses—current portion	7,522	7,718
Property, franchise and other taxes payable	5,126	7,952
Accrued interest	7,667	10,265

Total current liabilities	83,249	117,815
Deferred revenue	136,677	123,506
Accrued incentive plan expenses	8,981	8,865
Long-term debt	1,088,884	897,039
Partners’ capital:
Common units outstanding (109,812,408 and 106,027,836)	621,363	605,019
General partner’s interest	10,362	10,026
Non-controlling interest	1,416	2,845
Accumulated other comprehensive loss	(297)	(443)

Total partners’ capital	632,844	617,447

Total liabilities and partners’ capital	$1,950,635	$1,764,672

NRP Reports 3Q 2013 Results	Page 10 of 10

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measures

to Non-GAAP Financial Measures

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net cash provided by operating activities	$65,866	$61,865	$189,515	$193,872
Distributions from unconsolidated investments(1)	$38,056	$—	$48,833	$—
Return on direct financing lease and contractual override	286	1,495	841	2,399
Proceeds from sale of assets	405	14,762	559	15,047

Distributable cash flow	$104,613	$78,122	$239,748	$211,318

(1)	The cash distributions that NRP received were $46.0 million for the third quarter and $72.9 million for the nine months ended September 30, 2013. The amounts included in the table reflect the difference between the cash distributions received and the revenues we recorded from the OCI Wyoming investment, which are included in net cash provided by operating activities.

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended
	September	June
	2013	2013
	(unaudited)
Net cash provided by operating activities	$65,866	$79,736
Distributions from unconsolidated investments(1)	$38,056	$10,777
Return on direct financing lease and contractual override	286	137
Proceeds from sale of assets	405	—

Distributable cash flow	$104,613	$90,650

(1)	The cash distributions that NRP received were $46.0 million for the third quarter and $26.7 million for the second quarter. The amounts included in the table reflect the difference between the cash distributions received and the revenues we recorded from the OCI Wyoming investment, which are included in net cash provided by operating activities.

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